Exhibit 10.52

NEW YORK STOCK EXCHANGE, INC.

ICP AWARD DEFERRAL PLAN

Amended and Restated

Effective as of January 1, 2005

(Reflecting Amendments Adopted through December 31, 2008)

NEW YORK STOCK EXCHANGE, INC.

ICP AWARD DEFERRAL PLAN

1.	PURPOSE

The purpose of the New York Stock Exchange, Inc. ICP Award Deferral Plan (the “Plan”) is to provide Senior Officers of the New York Stock Exchange, Inc. an opportunity to defer receipt of their awards under the Incentive Compensation Plan adopted by the New York Stock Exchange, Inc. in accordance with the terms and conditions set forth herein. The Plan was amended effective January 1, 2007, to permanently suspend all future deferrals of incentive compensation under the Plan. As a result, no Participant was permitted to make a deferral of incentive compensation under the Plan on or after January 1, 2007. In addition, effective January 1, 2007, the Plan was closed to new participants, and no individual was eligible to commence participation in the Plan after such date. Subject to the foregoing suspension of future deferrals, the Plan shall continue to remain in effect and shall be administered in accordance with its terms. The Plan is now amended and restated effective as of January 1, 2005 (the “Restatement Date”), to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This document reflects amendments adopted through December 31, 2008.

The benefits of any Participant who incurred a Termination of Employment, as defined herein, prior to January 1, 2005, or the surviving beneficiary of any deceased Participant who died prior to January 1, 2005, shall be governed under the terms of the Plan in existence at the time of the Participant’s Termination of Employment (including as a result of death), except as otherwise specifically provided in the Plan. Notwithstanding the foregoing, the form and timing of distribution of any benefits under the Plan to any individual which commence on or after the Restatement Date shall be determined under the provisions of this Plan.

2.	DEFINITIONS

(a) “Beneficiary” means the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange, Inc. Supplemental Executive Savings Plan (the “SESP”) to receive his benefits under the SESP in the event of the Participant’s death. If a Participant is not a participant under the SESP, the Participant’s beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the person or persons (if any) designated or deemed designated by the Participant under the New York Stock Exchange and Subsidiary Companies Employee Savings Plan (the “Savings Plan”) to receive his benefits under the Savings Plan in the event of the Participant’s death. If a Participant is not a participant under the SESP or the Savings Plan, the Participant’s beneficiary shall be, unless otherwise specified by the Participant in a written election filed with the Committee upon such form and in such manner as specified by the Committee, the Participant’s estate. In the event that two (2) or more persons are the Participant’s Beneficiary under the SESP or Savings Plan, as applicable, then each such person shall be entitled to receive payment under this Plan in the same proportion as the proportion of benefits such person is entitled to receive under the SESP or Savings Plan, as applicable. Such person or persons designated under the SESP or Savings Plan, as applicable, to receive a stated dollar amount shall be otherwise disregarded in determining benefit allocations under this Plan among persons who are the Participant’s Beneficiary.

(b) “Board” means the Board of Directors of the NYSE, and on or after January 1, 2008, the Board of Directors of NYSE Group.

(c) “Committee” means the committee of at least two (2) individuals appointed by the Board for purposes of administering the Plan, or any successor committee. If a Participant serves on the Committee, such Participant shall not be authorized to make any determinations or decisions with respect to his participation hereunder or with respect to payment of Deferred Benefits to such Participant hereunder.

(d) “Deferred Amounts” means the amounts deferred under Section 5 by a Participant.

(e) “Deferred Benefits” means Deferred Amounts plus any additions to such Deferred Amounts pursuant to Section 7 herein.

(f) “Deferred Compensation Account” means the memorandum account established by the NYSE for a Participant on its books to which Deferred Benefits shall be credited.

(g) “Disability” means an incapacity for which the Participant is (1) receiving, for at least three months, disability benefits under the NYSE’s or NYSE Group’s Long Term Disability Plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (2) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and would be eligible to receive benefits under NYSE’s or NYSE Group’s Long Term Disability Plan if he or she participated in such plan or (3) for which the Participant is receiving Social Security disability benefits.

(h) “Earnings” means, for any Plan Year, earnings on amounts in the Deferred Compensation Account computed in accordance with Section 7 hereof.

(i) “Eligible Employee” means a person employed as a Senior Officer at the NYSE and eligible to receive an ICP Award. An Eligible Employee shall continue to be eligible to participate in the Plan until he ceases to be a Senior Officer.

(j) “Employer” means NYSE Group, Inc., NYSE, SIAC and any of such entities’ Subsidiaries.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “409A Transition Calendar Year” means 2006, 2007 or 2008.

(m) “Grandfathered Account” means a Participant’s Deferred Compensation Account which is accrued and vested as of December 31, 2004 and any Earnings thereon.

(n) “ICP” means the Incentive Compensation Plan adopted by NYSE effective as of January 1, 1984, as amended from time to time.

(o) “ICP Award” means the amount payable under the ICP to a Participant pursuant to the terms of ICP.

(p) “Non-Grandfathered Account” means a Participant’s Deferred Compensation Account less his Grandfathered Account, if any, and any Earnings on such net amount.

(q) “NYSE” means the New York Stock Exchange, Inc. and any successor by merger, consolidation, purchase or otherwise. Effective March 6, 2006, NYSE means the New York Stock Exchange LLC and any successor by merger, consolidation, purchase or otherwise.

(r) “NYSE Controlled Group” shall mean NYSE and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes NYSE and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with NYSE.

(s) “NYSE Group” means NYSE Group, Inc.

(t) “Participant” means any individual with a balance in his Deferred Compensation Account.

(u) “Plan” means the New York Stock Exchange, Inc. ICP Award Deferral Plan.

(v) “Plan Year” means the twelve month period ending December 31, except that the first Plan Year shall be a short Plan Year commencing on December 1, 1997 and ending December 31, 1997.

(w) “Restatement Date” means January 1, 2005.

(x) “Senior Officer” means a full-time employee who is designated as a senior officer for purposes of the Plan by the Committee or the Board, in their sole discretion.

(y) “Specified Employee” means a Participant who, as of the date of his Termination of Employment, is a key employee (as defined under Code Section 416(i)(1)(A)(i), (ii) or (iii) but determined without reference to Code Section 416(i)(5)) of the Employer, as determined in accordance with the rules and procedures specified by the Committee in accordance with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder. The status of a Participant as a Specified Employee during the Measurement Period (defined herein) shall be determined annually on December 31st of the Plan Year immediately preceding the Measurement Period (“Identification Date”). The Measurement Period shall be the twelve (12) month period beginning on the April 1st succeeding the Identification Date for which it relates and ending on the March 31st of the following Plan Year.

(z) “Termination of Employment” means the termination of employment of an Employee with the NYSE Controlled Group for any reason whatsoever, including but not limited to death, Disability, retirement, resignation or involuntary termination, provided, that, such employment termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations issued thereunder.

3.	ADMINISTRATION AND CLAIMS PROCEDURE

(a) The Plan shall be subject to, and administered in accordance with, the Rules of Operation and Administration of the NYSE Group, Inc. and Affiliates NonQualified Deferred Compensation Plans, the provisions of which are attached hereto as Exhibit A.

(b) The Committee shall appoint an administrator (“Administrator”) who shall have the authority and discretion to determine all initial claims for benefits under the Plan by Participants or their Beneficiaries based on the Plan documents. Within ninety (90) days after receiving a claim (or within forty-five (45) days if the claim involves a determination of Disability (“Disability Claim”)), the Administrator shall notify the Participant or Beneficiary of his decision in writing, giving the reasons for the decision, if adverse to the claimant, and the other required information specified in this Section 3(b) below. The 90-day period may be extended for up to one hundred and eighty (180) days (or in the case of a Disability Claim, for seventy-five (75) days or up to a maximum of one hundred and five (105) days), if the claimant is notified of the need for additional time, including notification of the reason for the delay. Notification of the need for an extension shall be provided by the Administrator to the claimant prior to the end of the initial 90-day period or initial 45-day period in the case of a Disability Claim. If the decision is adverse to the claimant, the Administrator shall advise the claimant of the specific reason(s) for the denial, the Plan provisions involved, of any additional information or material that he must provide to perfect his claim and why, and of his right to request a review of the decision, the procedures to be followed and the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination.

(c) A claimant may request a review of an adverse decision by written request to the Committee made within sixty (60) days (or within one hundred and eighty days (180) days, if a Disability Claim) after receipt of the decision. The claimant, or his duly authorized representative, may review pertinent documents and submit written issues and comments. In the case of a Disability Claim, if the Administrator is also a member of the Committee, such Administrator shall not be permitted to review the appeal of such claim.

(d) Within sixty (60) days (or within forty-five (45) days if a Disability Claim), after receiving a request for review, the Committee shall notify the claimant in writing of (i) its decision; (ii) the specific reasons for the adverse benefit determination, with references to the specific Plan provisions upon which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the Committee determines that additional time is needed to review the claim, the initial 60-day period (or initial 45-day period in the case of a Disability Claim) may be extended by 60 days from the end of the initial 60-day period or, in the case of a Disability Claim, by 45 days from the end of the initial 45-day period. The extension notice will indicate the special circumstances requiring the extension and will indicate the date by which the Committee expects to make a determination upon review.

(e) The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with Section 503 of ERISA, and the regulations issued thereunder (“ERISA Claims Procedure Rules”). For the avoidance of doubt, the provisions of the ERISA Claims Procedure Rules are incorporated herein by reference.

(f) The Administrator and the Committee shall have the full power and authority to interpret, construe and administer this Plan in their sole discretion based on the provisions of the Plan documents and to decide any questions and settle all controversies that may arise in connection with the Plan. Interpretations and constructions of the Plan made by the Administrator and the Committee and actions taken thereunder, made in their sole discretion, including any valuation of the Accounts, any determination under this Section 3, or the amount of the payment to be made hereunder, shall be based on the Plan documents and shall be final, binding and conclusive on all persons for all persons. Neither the Administrator nor any member of the Committee (or any designee of the Committee) shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. To the extent that a form prescribed by the Committee (or its designee) to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee (or its designee) pursuant to the authority granted to the Committee under the Plan.

(g) The Committee shall have the authority to adopt, alter or repeal such administrative rules, guidelines and practices governing the Plan and perform all acts as it shall from time to time deem advisable; to construe and interpret the terms and provisions of the Plan; and to otherwise supervise the administration of the Plan. The Committee, in its discretion, may delegate its authority hereunder to one or more Employees of the Employer for purposes of handling the day-to-day administration of the Plan.

4.	CLOSURE OF PLAN TO NEW PARTICIPANTS

Notwithstanding anything in the Plan to the contrary, no Eligible Employee shall become a new Participant in the Plan on or after January 1, 2007.

5.	ELECTION TO DEFER

An Eligible Employee may elect in writing on a form prescribed by the Committee to defer receipt of all or a specified portion of his ICP Award with respect to the calendar year in which the Plan Year ends. The election to defer an ICP Award must be made at such time as the Committee shall prescribe but, except as provided below, in no event later than the last day of the Plan Year prior to the Plan Year coinciding with the calendar year to which an ICP Award relates. When an employee becomes an Eligible Employee during a Plan Year, he may elect to become a Participant with respect to such Plan Year prior to the earlier of (i) the last day of the Plan Year coinciding with the calendar year to which an ICP Award relates or (ii) the end of the thirty (30) day period following the date he becomes an Eligible Employee, by making an election, in writing, on a form prescribed by the Committee. When an employee becomes an Eligible Employee during a Plan Year and after March 15, 2005, any such election shall apply with respect to an ICP Award for services to be performed subsequent to the date of the election, and such election will be deemed to apply to compensation paid for services performed subsequent to the election if the election applies to the portion of the ICP Award equal to the total amount of the ICP Award for the calendar year multiplied by the ratio of the number of days remaining in the calendar year after the election over the total number of days in the calendar year. A Participant must make a separate election with respect to each Plan Year in which he participates in the ICP. Each election to defer for each Plan Year of participation shall be irrevocable. Notwithstanding any provision in this Plan to the contrary, no Participant shall be permitted to make an election to defer incentive compensation under the Plan with respect to any Plan Year beginning on or after January 1, 2007.

6.	ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNT

At the time the Participant’s initial ICP Award would have been payable if not for the Participant’s election to defer, the NYSE shall establish a Deferred Compensation Account for such Participant. The Deferred Amount shall be credited to the Participant’s Deferred Compensation Account as of the day on which an ICP Award would have otherwise been paid to the Participant.

7.	ADDITIONS TO DEFERRED AMOUNTS

(a) The Committee may designate alternatives for the measuring of Earnings on a Participant’s Deferred Compensation Account from time to time. The Committee may designate additional measuring alternatives, withdraw measuring alternatives, or change the designation of measuring alternatives as of the beginning of any calendar month or at such other times as it may determine, in its sole discretion. One alternative shall be based on an interest type factor, which alternative shall be the default alternative if a Participant fails to timely elect another alternative. The Committee shall credit the balance in the Participant’s Deferred Compensation Account as of the last business day of each calendar month, or such other dates as are selected by the Committee in its sole discretion, with Earnings (including gains or losses, whether or not realized, in the value of the measuring alternative) from the last day of the prior calendar month at a rate equal to the performance of the measuring alternatives selected by the Participant (in accordance with Section 7(b) below) for the calendar month (or such other applicable period) to which such selection relates. The crediting of an Earnings factor shall occur so long as there is a balance in the Participant’s Deferred Compensation Account.

(b) Immediately prior to the initial crediting of a Deferred Amount to a Participant’s Deferred Compensation Account, a Participant shall select in writing on a form prescribed by the Committee from among the measuring alternatives available under the Plan for the measuring of Earnings on such Participant’s Deferred Compensation Account. A Participant may change the selection of his measuring alternatives for the measuring of Earnings on future amounts credited to his Deferred Compensation Account as of the beginning of the following calendar month (or at such other times as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee. A Participant may transfer funds “invested” for measurement purposes in accordance with the Participant’s elected measuring alternatives to differing measuring alternatives as of the beginning of the following calendar month (or at such other times as prescribed by the Committee, in its sole discretion), subject to such notice and other administrative procedures as established by the Committee.

(c) The Committee may, in its sole discretion, establish rules and procedures for the crediting of Earnings factors and the election of measuring alternatives pursuant to this Section 7, including requiring that a Participant’s elections be identical to all or some of his similar-type elections with respect to the benefits under any other employee benefit plans maintained by the NYSE in which the Participant also participates. Any such rules and procedures, which shall apply shall be attached to the Plan as Exhibit B.

8.	PAYMENT OF DEFERRED BENEFITS

(a) Except as otherwise provided in Section 8(c) below, a Participant’s Deferred Benefits shall be paid to the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary), in a lump sum as soon as practicable after the Participant incurs a Termination of Employment in connection with a Grandfathered Account, or on the first day of the month coincident with or next following the date the Participant incurs a Termination of Employment in connection with a Non-Grandfathered Account.

(b) Upon a Participant’s election to defer a particular ICP Award hereunder, the Participant may designate a Beneficiary for purposes of this Section 8.

(c)    (A) Upon a Participant’s election to defer a particular ICP Award, he may make an election regarding the Distribution Form in which to receive his Deferred Benefits paid to him (or, in the event of the Participant’s death, the Participant’s Beneficiary) and the Distribution Time upon which to commence payment of Deferred Benefits under the Plan. A Participant may make the foregoing elections on a form prescribed by and filed with the Committee. A Participant may change his existing elections with respect to his Grandfathered Account (other than a change regarding a Selected Date of Distribution), on a form prescribed by and filed with the Committee, at any time at least one (1) year prior to his Termination of Employment (other than due to the Participant’s death).

(B) Notwithstanding Section 8(c)(A) above, each Senior Officer who is (i) an Eligible Employee on June 1, 1999 or (ii) is designated as an Eligible Employee after June 1, 1999, shall be entitled to make or, with respect to his Grandfathered Account, change his election regarding the Distribution Form and Distribution Time (other than changing an existing election of a Selected Date of Distribution with respect to Deferred Benefits credited to the Participant’s Account), provided that such election is made and filed with the Committee by the end of the thirty (30) day period commencing on the date the Senior Officer first becomes an Eligible Employee.

(C) Effective as of the Restatement Date, a Participant may make an election or change his existing election (other than a change regarding a Selected Date of Distribution), with respect to his Non-Grandfathered Account on a form prescribed by and filed with the Committee, at any time prior to his Termination of Employment (other than due to the Participant’s death) and on or prior to December 31, 2008. A Participant will not be permitted to make or revise a payment election with respect to his Non-Grandfathered Account after December 31, 2008. An election or a change to an existing election with respect to a Participant’s Non-Grandfathered Account made in a 409A

Transition Calendar Year may only apply to amounts that would not otherwise be payable in that 409A Transition Calendar Year and may not cause an amount to be paid in that 409A Transition Calendar Year that would not otherwise be paid in that 409A Transition Calendar Year. Notwithstanding the foregoing, in the event a Participant is a Specified Employee, his Non-Grandfathered Account shall commence to be paid on the later of the date such Account would otherwise be paid under this paragraph (C) or the date 6 months following the date of such Participant’s Termination of Employment unless the termination is due to Disability or death, and the first payment shall include any payments that would have been made during such six-month period if the Participant were not a Specified Employee.

(d) Notwithstanding any other provision to the contrary, the Committee may require, in its sole discretion, that (i) a Participant’s elections with respect to the distribution of all of his Deferred Benefits be identical and (ii) a Participant’s elections with respect to the distribution of his Deferred Benefits be identical to all or some of his elections with respect to the distribution of benefits under any other employee benefit plans maintained by the NYSE in which the Participant also participates.

(e) Allocation of Earnings on distributions of amounts attributable to different ICP Awards shall be made in accordance with the rules established by the Committee.

(f) For purposes of this Section, “Distribution Time” means, in the case of a Grandfathered Account, as soon as administratively feasible following, and in the case of a Non-Grandfathered Account, the first day of the month coincident with or next following, one of the following dates: (i) the Participant’s Termination of Employment, (ii) the January 1 next following the Participant’s Termination of Employment, or (iii) the Participant’s Selected Date of Distribution.

(g) For purposes of this Section, “Distribution Form” means one of the following forms of distribution of Deferred Benefits available under the Plan: (i) a lump sum; or (ii) in a fixed number of monthly installments, over a period of up to twenty (20) years (in whole years), provided such period does not exceed the life expectancy of the Beneficiary. In the case of a Non-Grandfathered Account, monthly installments under a distribution form shall be payable on the first day of each month, starting at the Distribution Time, until all of the installments in the Distribution Form elected by the Participant have been paid, and each installment shall equal the balance of the Participant’s Non-Grandfathered Account immediately prior to the date of distribution, divided by the number of unpaid installments.

(h) For purposes of this Section, “Selected Date of Distribution” means a date elected by the Participant which is not earlier than two (2) years following the end of the Plan Year to which such Deferred Benefit relates and no later than the January 1 following his Termination of Employment. In the event that a Participant incurs a Termination of Employment prior to his Selected Date of Distribution, such Deferred Benefits credited to his Deferred Compensation Account shall be paid to him as soon as administratively feasible following the Participant’s Termination of Employment in the case of a Grandfathered Account, and on the first day of the month coincident with or next following such Termination of Employment in the case of a Non-Grandfathered Account. Notwithstanding Sections 8(c)(A) or 8(c)(B) above, a Participant’s election to defer an ICP Award to a Selected Date of Distribution shall be irrevocable and must be made on a form prescribed by and filed with the Committee.

(i) Notwithstanding any provision of the Plan to be contrary, any payment from the Plan to a trust or estate which is the Beneficiary of a Participant shall be made as soon as administratively feasible following the Participant’s death in a lump sum regardless of the Participant’s election in the case of a Grandfathered Account, and on the first day of the month coincident with or next following such Termination of Employment in the case of a Non-Grandfathered Account.

9.	VESTING

A Participant shall be fully vested in his Deferred Compensation Account and such amounts shall be nonforfeitable at all times.

10.	NON-TRANSFERABILITY OF INTERESTS

A Participant’s rights and interests in his Deferred Benefits may not be anticipated, assigned, pledged, transferred, levied upon or otherwise encumbered except in the event of the death of the Participant, and then, only by will or the laws of descent and distribution; provided, however that the foregoing shall not limit the Participant from designating a Beneficiary in accordance with the terms of the Plan. Any attempt to anticipate, assign, pledge, transfer, levy or otherwise encumber, except as set forth above upon death of the Participant, shall be null and void.

11.	AMENDMENT, SUSPENSION AND TERMINATION

The Board (or a duly authorized committee thereof), or a person designated by the Board may, in his or its sole and absolute discretion, amend this Plan or any component plan thereof from time to time and at any time in such manner as he or it deems appropriate or desirable, and the Board (or a duly authorized committee thereof) or a person designated by the Board may, in its sole and absolute discretion, suspend or terminate the Plan or any portion thereof for any reason or no reason from time to time and at any time in such manner as it deems appropriate or desirable. No amendment, suspension and termination shall alter or impair the vested amounts in the Participant’s Deferred Compensation Account without the consent of the Participant (or Beneficiary, if the Participant has died) affected thereby, as of the effective date of such amendment, suspension or termination. The Board (or a duly authorized committee thereof) or the Committee may, in its sole discretion, terminate the Plan as it applies to any Participant at any time. Upon termination of the Plan, distributions may be made in accordance with the provisions of the Plan as if no such termination had occurred. Any distributions at any other time or in any other form following termination of the Plan shall be permitted only to the extent permissible under Section 409A of the Code and Treasury regulations and other applicable guidance issued under Section 409A.

12.	UNFUNDED OBLIGATION; CONSTRUCTION OF THE PLAN

This Plan is “unfunded” and all Deferred Benefits payable hereunder shall be paid by NYSE out of its general assets. All Deferred Benefits shall be subject to the claims of the

NYSE’s creditors. NYSE may, in its sole discretion, create a “rabbi trust” to pay benefits hereunder. A Participant shall be treated as a general, unsecured creditor of NYSE to the extent he acquires a right to receive payments under the Plan. Participants and their Beneficiaries shall not have any interest in any specific asset of NYSE as a result of this Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship amongst NYSE, the Committee, and the Participants, their Beneficiaries or any other person. Any funds which may be invested to fund the benefits under the Plan shall continue for all purposes to be part of the general assets of the NYSE and no person other than the NYSE shall by virtue of the provisions of this Plan have any interest in such funds. The NYSE shall have no obligation to invest funds to match the Earnings measuring alternatives selected by a Participant pursuant to Section 7 hereof.

13.	NO RIGHT TO EMPLOYMENT OR OTHER BENEFITS

Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the NYSE or NYSE Group as a Senior Officer or in any other capacity or to interfere with the right of the NYSE or NYSE Group to discharge him at any time for any reason whatsoever. Any compensation deferred and any benefits paid under the Plan shall not be included in creditable compensation in computing benefits under any employee benefit plan of the NYSE except to the extent expressly provided for therein.

14.	SECURITIES LAW EXEMPTION

The Committee may impose such rules designed to facilitate compliance with the securities laws. To the extent required by applicable law, this Plan is intended to comply with, and shall be subject to the limitations of Rule 701 under the Securities Act of 1933 and/or the exemption from registration set forth in Section 4(2) of the Securities Act of 1933. The Committee shall have the authority to suspend the Plan and take any action necessary, including revoking Participants’ elections to participate under Section 4 above, prospectively and/or retroactively, to ensure that the Plan complies with federal and state securities laws, including to the extent applicable, the limitations of Section 4(2) and Rule 701 under the Securities Act of 1933 and/or Section 4(2) of the Securities Act of 1933.

15.	SEVERABILITY

In case any provision of the Plan shall be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

16.	WITHHOLDING

All payments under this Plan shall be subject to the withholding of such amounts relating to federal, state or local taxes as the NYSE or NYSE Group may reasonably determine it should withhold based on applicable law or regulations. Deferred Amounts shall be subject to payroll taxes as required by applicable law.

17.	ASSIGNMENT

The Plan shall be binding upon and inure to the benefit of the NYSE, its successors and assigns and the Participants and their Beneficiaries, heirs, executors, administrators and legal representatives. In the event that the NYSE sells or transfers all or substantially all of the assets of its business or all or substantially all of the assets of a division and, in either event, the acquiror of such assets assumes the obligations hereunder with regard to a Participant, the NYSE shall be released from any liability imposed herein and shall have no obligation to pay or provide any benefits payable hereunder with regard to such Participant.

18.	GOVERNING LAW

To the extent legally required, Parts 1 and 5 of Title I of ERISA shall govern the Plan, and, if any provision hereof is in violation of any applicable requirement of the Code or ERISA, the Board (or a duly authorized Committee thereof) or a person designated by the Board, reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by Parts 1 and 5 of Title I of ERISA, the Plan shall be governed by the laws of the State of New York, without regard to conflict of law provisions.

19.	NON-EXCLUSIVITY

The adoption of the Plan by the NYSE or NYSE Group shall not be construed as creating any limitations on the power of the NYSE or NYSE Group to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

20.	GENDER AND NUMBER

Wherever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

21.	HEADINGS AND CAPTIONS

The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

22.	EFFECTIVE DATE

This amendment and restatement of the Plan shall be effective as of January 1, 2005. This amendment and restatement of the Plan reflects amendments to the Plan adopted through December 31, 2008.

23.	ENTIRE AGREEMENT

This Plan, along with the Participants’ elections hereunder, constitutes the entire agreement between the NYSE and NYSE Group and the Participants pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the NYSE or NYSE Group with respect to the subject matter herein.

24	SECTION 409A OF THE CODE

(a) Although the Employer makes no guarantee with respect to the tax treatment of payments hereunder, the Plan is intended to comply with the requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Committee is authorized to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of an excise tax under Section 409A on any payment to be made hereunder, provided that there is no reduction in the benefits provided hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A of the Code.

(b) This Plan constitutes two separate “plans” within the meaning of Treasury Regulations Section 1.409A-6(a)(4)(vii). One such plan consists of all Grandfathered Accounts hereunder. The Grandfathered Accounts are intended to be grandfathered from the application of Section 409A of the Code. The other such plan consists of all Non-Grandfathered Accounts hereunder. The Non-Grandfathered Accounts are intended to be subject to Section 409A of the Code.

IN WITNESS WHEREOF, the NYSE Group, Inc. has caused this Plan to be executed this 22nd day of December, 2008.

NYSE GROUP, INC.

By:	Leroy M. Whitaker, Senior Vice-President

EXHIBIT A

RULES OF OPERATION AND ADMINISTRATION OF THE

NYSE GROUP, INC. AND AFFILIATES

NONQUALIFIED DEFERRED COMPENSATION PLANS

(As Amended and Restated Effective December 10, 2008)

1.	Plans Covered by the Rules.

The term “Subject Plan” as used herein shall refer to the nonqualified deferred compensation plans sponsored by the NYSE Group, Inc. and its affiliates, listed on Exhibit 1 attached hereto.

Any reference to a “Subject Plan” herein shall be deemed to include, unless the context clearly requires otherwise, any related contract or similar agreement, and any other documents or instruments comprising a part of such plan. The term “Rules” refers to the Rules of Operation and Administration as set forth herein and as may be amended from time to time as provided herein.

These Rules shall not apply to any plan or program that is not specifically listed in Exhibit 1.

2.	NonQualified Plans Committee.

(A)	Designation of Committee Members.

Subject to the provisions of sections 4 and 5 hereof, the authority to control and manage the operation and administration of the Subject Plans, including the control and management of the assets accumulated to pay benefits under the Subject Plans, shall be vested jointly in a committee of three or more individuals. Such committee shall be known as the “NonQualified Plans Committee of NYSE Group, Inc. and Affiliates” (“Committee”). Each member of the Committee shall be designated by the Board of Directors of NYSE Group, Inc. (“Board”) to a one year term, and shall serve until the earliest of his death, incapacity, resignation, termination of employment, removal, or expiration of one year from the date of his appointment as a Committee member by the Board; provided, however, that such term shall continue beyond one year until the appointment by the Board of a successor to the Committee member. The term of any member of the Committee may be renewed from time to time without limitation as to the number of renewals. Any member of the Committee may resign upon not less than fourteen (14) days advance written notice to the Board (which notice shall specify the date on which such resignation shall take effect), provided that the Board may, within its sole and absolute discretion, waive all or any portion of such advance notice period. The Board also may, within its sole and absolute discretion, remove any member of the Committee at any time with or without cause. The Chairman of the Board may appoint a Committee member(s) to serve in such capacity until the next meeting of the Board following such appointment(s), where the Chairman of the Board deems such appointment(s) necessary or appropriate. The Board may at any time appoint a Committee member(s) on a temporary or interim basis (i.e., to serve for a period less than one year), where the Board deems such an appointment(s) necessary or appropriate.

(B)	(1)	Chairman.

The members of the Committee shall appoint one of its members to act as Chairman. Such Chairman shall have the power to call, and establish an agenda for, and shall preside at, meetings of the Committee. The Chairman will also be responsible for the scheduling of meetings. A meeting of the Committee may additionally be called by a request to the Chairman by any two Committee members. When such request is made, the Chairman promptly will schedule and convene such meeting. Any Committee member may include an item or items on the meeting agenda by making a request to the Chairman in advance of the distribution of such agenda that such item or items be included.

(2)	Chairman of the Meeting.

In the absence of the appointment of a Chairman (or in the absence of such Chairman from a meeting), the members of the Committee then present shall choose one of its members then present to preside over that meeting as Chairman of the meeting.

(3)	Secretary.

The Committee shall appoint a Secretary who shall maintain the records of the Committee and perform such other duties as may be allocated to him in writing by the Committee. The Secretary may, but need not, be a member of the Committee. The Secretary shall have the authority to certify the minutes and resolutions of the Committee, and all persons dealing with the Committee shall be fully protected in acting in reliance thereon.

The Secretary will be responsible for the preparation of proposed agendas for meetings. The Secretary will furnish a copy of all proposed agendas to the Chairman and obtain the Chairman’s approval of the agenda prior to distribution to the Committee members. When practicable, a copy of such agendas shall be distributed by the Secretary to each Committee member in advance of the meeting and shall serve as notice therefor.

(4)	Secretary of the Meeting.

The Chairman of the meeting may appoint a secretary of the meeting for the purpose of taking the minutes thereof. Such person may, but need not, be the Secretary of the Committee or a member of the Committee.

(C)	Reliance on Written Instruments.

To the extent permitted by applicable law, the Committee may act upon any written instrument, certificate, or paper believed to be genuine and to be signed or presented by a duly authorized person or persons, and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

(D)	Execution of Documents.

The Committee may designate any of its members to execute and deliver on its behalf documents and instruments of such types and bearing on such matters as may be specified by the Committee, and any such document or instrument may be accepted and relied upon as the act of the Committee. Any such designation shall be in writing (or in exigent circumstances, conveyed orally and set forth in a written designation as soon as practicable thereafter) and shall specify the Committee member or members so designated, the documents and instruments that said member(s) may execute and delivery and all other terms of the designation.

3.	Investment Powers of the Committee and Designation of Trustees or Custodians, Investment Managers and Insurance Carriers.

(A)	Designation of Trustee or Custodian.

The Committee shall have the power to appoint trustees, custodians or insurance carriers to hold (and, at the direction of the Committee, manage) the assets accumulated to pay benefits under any Subject Plan, subject to a written agreement between the Committee and such trustees, custodians or insurance carriers setting forth the rights, responsibilities and obligations of each party.

(B)	Investment Powers of the Committee and Designation of Investment Manager and Investment Funds.

The Committee may appoint one or more investment managers to manage (including the power to acquire and dispose of) all or a portion of the assets accumulated to pay benefits under any Subject Plan. The Committee may also designate funds maintained or established by a bank, trust company, insurance company, mutual fund or investment company to include as investment alternatives from among which participants and their beneficiaries may elect to invest their notional accounts under a Subject Plan.

(C)	Manner of Designation.

The designations and appointments authorized under this section 3 shall be upon such terms and conditions as the Committee may determine, provided that, the Committee shall not enter into any agreement under this section 3 which does not provide for the termination thereof by the Committee upon reasonably short notice under the circumstances to the other party or parties to the agreement.

(D)	Monitoring of Investment Funds.

The Committee (or its authorized representative) shall meet from time to time with any representatives of funds maintained or established by a bank, trust company, insurance company, mutual fund or investment company that have been designated as investment alternatives from among which participants and their beneficiaries may elect to invest their notional accounts under the respective Subject Plan for the purpose of reviewing the activities of the fund and monitoring its investment performance.

4.	Amendment of Plans and Compliance with Applicable Law.

The Committee shall have the power to adopt amendments to a Subject Plan that do not increase costs of the NYSE Group, Inc. and its affiliates by more than a de minimis amount and do not materially modify the liabilities, responsibilities, duties or authorities of the Committee or its members or of the Board or its members. The Committee shall have the power to recommend to the Board for its consideration any other amendment to a Subject Plan.

5.	Reports of the Committee.

The Committee shall report at least annually, to the Board or a specified committee of the Board on the performance of its responsibilities with respect to the Subject Plans (including, without limitation, reports on the overall performance of any trustee, bank, investment manager, insurance carrier or other persons to whom any of the Committee’s powers and responsibilities may have been delegated pursuant to the Rules).

6.	Power to Construe and Make Determinations.

Except as may otherwise be provided herein, the Subject Plans shall be administered and operated by the Committee (or any committee, person or entity duly authorized by the Committee). The Committee (or, where authorized, such other committee, person or entity) shall have complete authority, in its sole and absolute discretion, to construe or interpret the terms of the Subject Plans and any related documents or underlying policies (other than the Rules) and make findings of fact or law in connection with the construction, interpretation or administration of the Subject Plans. However, no member of the Committee shall participate in a determination of the Committee that directly affects his or her benefit under the Subject Plans. Such authority shall include, without limitation, the authority to decide the eligibility for and the amount of benefits due under each respective Subject Plan to participants or their beneficiaries thereunder. All such decisions and findings of fact or law shall be final and binding upon all parties affected thereby.

7.	Claims Procedure.

The Committee shall adjudicate a claim in accordance with the claims procedures of the Subject Plan; provided, however, that, in the absence of a claim procedure, the Committee shall have the power to establish a claims procedure appropriate to such Subject Plan.

8.	Amendment of Rules.

The Board shall retain the sole and exclusive authority to amend the Rules; provided, however, that the Board shall provide the members of the Committee with at least fourteen (14) days advance written notice of the effective date of any amendment which increases the liabilities, responsibilities, duties or authorities of the Committee or its members, provided that the Committee members may waive all or any portion of such advance notice period.

9.	Indemnification.

NYSE Group, Inc. shall indemnify and hold the members of the Committee harmless against liability incurred in the administration of the Subject Plans, except in the case of the gross negligence or willful misconduct of any Committee member.

Exhibit 1

Name of Plan	Status as of January 1, 2009
New York Stock Exchange, Inc. ICP Award Deferral Plan	Frozen

New York Stock Exchange, Inc. Long Term Incentive Deferral Plan	Frozen

New York Stock Exchange, Inc. Capital Accumulation Plan	Frozen

New York Stock Exchange, Inc. Supplemental Executive Retirement Plan[1]	Frozen

New York Stock Exchange, Inc. Supplemental Executive Savings Plan[2]	Active

Securities Industry Automation Corporation Supplemental Executive Retirement Plan	Frozen

Securities Industry Automation Corporation Supplemental Executive Savings Plan	Frozen

Securities Industry Automation Corporation Supplemental Incentive Plan	Frozen

American Stock Exchange LLC Supplemental Executive Retirement Plan	Frozen

American Stock Exchange Inc. Supplementary Retirement and Savings Plan	Frozen

American Stock Exchange Inc. Supplementary Retirement and Savings Plan – A	Frozen

[1]

The Securities Industry Automation Corporation Supplemental Executive Retirement Plan was merged into the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan effective April 1, 2008. The three American Stock Exchange plans listed above were merged into the New York Stock Exchange, Inc. Supplemental Executive Retirement effective January 1, 2009.

[2]	The Securities Industry Automation Corporation Supplemental Executive Savings Plan was merged into the New York Stock Exchange, Inc. Supplemental Executive Savings Plan effective January 1, 2008.

EXHIBIT B

RULES AND PROCEDURES FOR THE CREDITING OF EARNINGS FACTORS AND

THE ELECTION OF MEASURING ALTERNATIVES FOR GRANDFATHERED

ACCOUNTS UNDER THE PLAN

Any change to an investment measure under or addition of an existing investment measure with respect to a Grandfathered Account under the Plan must qualify as a predetermined actual investment or, for any given taxable year, must reflect a reasonable rate of interest, as defined below. In order to meet such requirement, the income credited to a Participant’s Grandfathered Account under the Plan must reflect a rate of return that does not exceed either:

•	the rate of return on a predetermined actual investment (as determined in accordance with paragraph (1) below) or,

•	if the income does not reflect the rate of return on a predetermined actual investment (as so determined), a reasonable rate of interest (as determined in accordance with paragraph (2) below).

(1)	Rate of Return on a Predetermined Actual Investment

The rate of return on a predetermined actual investment for any period means the rate of total return (including increases or decreases in fair market value) that would apply if the account balance were, during the applicable period, actually invested in one or more investments that are identified in accordance with the Plan before the beginning of the period.

•

Examples of actual investments for this purpose are the investment alternatives available under the NYSE Group, Inc. Savings Plan and an investment identified by reference to any stock index with respect to which there are positions traded on a national securities exchange.

A rate of return will not be treated as the rate of return on a predetermined actual investment within the meaning of this paragraph (1) if the rate of return (to any extent or under any conditions) is based on the greater of the rate of return of two or more actual investments, is based on the greater of the rate of return on an actual investment and a rate of interest (whether or not the rate of interest would otherwise be reasonable under paragraph (2) below), or is based on the rate of return on an actual investment that is not predetermined.

•

For example, if the Plan bases the rate of return on the greater of the rate of return on a predetermined actual investment and a 0 percent interest rate (i.e., without regard to decreases in the value of that investment), the Plan is using a rate of return that is not a rate of return on a predetermined actual investment within the meaning of this paragraph (1).

A rate of return will not be treated as predetermined unless it is designated and communicated to Plan participants before the beginning of the period to which it applies.

(2)	Rules relating to reasonable interest rates.

(a) In general. If income for a period is credited to an account balance plan on a basis other than the rate of return on a predetermined actual investment (as determined in accordance with paragraph (1) of this section), then, except as otherwise provided in this paragraph (2), the determination of whether the income for the period is based on a reasonable rate of interest will be made at the time the amount deferred is required to be taken into account and annually thereafter.

(b) Fixed rates permitted. If, with respect to an amount deferred for a period, the Plan provides for a fixed rate of interest to be credited, and the rate is to be reset under the Plan at a specified future date that is not later than the end of the fifth calendar year that begins after the beginning of the period, the rate is reasonable at the beginning of the period, and the rate is not changed before the reset date, then the rate will be treated as reasonable in all future periods before the reset date.